Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 12, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Farmer Bros. Co. on Form 10-K for the year ended June 30, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Farmer Bros. Co. on Forms S-3 (File No. 333-260973, File No. 333-221346 and File No. 333-213132) and on Forms S-8 (File No. 333-261921, File No. 333-251230, File No. 333-251227, File No. 333-218997, File No. 333-207170, and File No. 333-157169).

/s/ Grant Thornton LLP
Dallas, Texas
September 12, 2023